Exhibit 99.1

NEWS

FOR RELEASE: June 10, 2004

Charter Communications Extends Exchange Offer
for $1.6 Billion Senior Notes

Exchange offer extended to June 17, 2004

     ST. LOUIS – CCH II, LLC and CCH II Capital Corp., subsidiaries of Charter Communications, Inc. (Nasdaq: CHTR), today announced an extension of their offer (the “Exchange Offer”) to exchange their outstanding $1,601,375,000 of 10.25% Senior Notes due 2010 (the “Old Notes”) for $1,601,375,000 of 10.25% Senior Notes due 2010 (the “New Notes”).

     The original Exchange Offer was scheduled to expire at 5:00 p.m. Eastern Time, on June 10, 2004. As of today, approximately $950 million in aggregate principal amount of Old Notes have been confirmed as tendered in exchange for a like principal amount of New Notes.

     The new expiration date for the Exchange Offer is 5:00 p.m. Eastern Time, on June 17, 2004.

     The New Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Old Notes were sold to qualified institutional buyers in reliance on Rule 144A of the Securities Act on September 23, 2003. The Old Notes were not registered under the Securities Act and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of the Old Notes or the New Notes

-more-

Charter, page 2

     in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Charter

     Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter DigitalTM and Charter High-Speed Internet ServiceTM. Charter also provides business to business video, data and Internet protocol (IP) solutions through Charter Business Division. Advertising sales and production services are sold under the Charter Media® brand.

     More information about Charter can be found at www.charter.com.

# # #

Cautionary Statement Regarding Forward-Looking Statements:

     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Charter Communications, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

CONTACTS:

Media	Analyst
Dave Mack, 303-323-1392	Tamar Gerber, 303-323-1383
Mary Jo Moehle, 314-543-2397